Exhibit 99.2

Lucas Energy Signs Letter of Intent to
Divest Its New Mexico Properties
for US$4 Million

For Immediate Release

HOUSTON, TEXAS - (Globe Newswire) – September 1, 2011 – Lucas Energy, Inc. (NYSE Amex - LEI) (“Lucas” or the “Company”), announced today the execution of a non-binding letter of intent to divest its oil and gas properties located in New Mexico to Nordic Oil USA 2 LLLP ("Nordic 2").

The Company announced that in accordance with the terms of the letter of intent, Nordic 2 will pay Lucas US$4 million in cash for all of Lucas's leasehold interests (working interests) in the wells and leases located in McKinley County, New Mexico and associated improvements and equipment on the leases.  The Company anticipates the total finders' fees and other expenses associated with the transaction will be approximately US$0.45 million.

"From time to time, we evaluate our properties in order to concentrate our capital on the ones that fit the current strategy of the Company and to divest those that may take us longer to maximize their value potential," commented Mr. William Sawyer, Chief Executive Officer of Lucas Energy, Inc., who continued, "Divestiture of our New Mexico properties will also generate additional funds which we plan to use for the development of our Texas properties."

About Lucas
Lucas is an independent oil and gas company with proved reserves in the Austin Chalk and Eagle Ford Trends to the south of the City of San Antonio, Texas.  Lucas is listed on the NYSE American Stock Exchange and is traded under the symbol of "LEI."

Company Website:	www.lucasenergy.com

Contacts:
Andrew Lai, CFO	Michael Brette J.D., Advisor
alai@lucasenergy.com	mikebrette@gmail.com
(713) 528-1881	(951) 236-8473

Forward-Looking Statement

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Act”) and Section 21E of the Securities Act of 1934, as amended (the “Exchange Act”). In particular, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts. Any statements made in this news release about an action, projection, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration and development of oil and gas. These risks include, but are not limited to, completion risk, dry hole risk, price volatility, reserve estimation risk, regulatory risk, potential inability to secure oilfield service risk as well as general economic risks and uncertainties, as disclosed in the Company’s SEC filings (including its Form 10-K and Form 10-Q’s). Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as otherwise required by law, or those prepared by third parties that are not paid by the Company. The Company’s SEC filings are available at http://www.sec.gov.